[BRIDGEWAY FUND LETTERHEAD]

          Certification of Form N-SAR

          In accordance with Rule 30a-2 we certify that we have reviewed the N-SAR filed for the year ended June 30, 2002 and based on our knowledge, the report is materially complete and does not contain any untrue statement of a material fact; and the financial information included in the report, and the financial statements on which the financial information is based, fairly presents in all material respects the financial condition, results of operation and changes in net assets of Bridgeway Fund, Inc. a series fund comprised of Ultra-Small Company Portfolio, Aggressive Investors 1 Portfolio, Ultra-Large 35 Index Portfolio, Ultra-Small Tax Advantage Portfolio, Micro-Cap Limited Portfolio, Balanced Portfolio and Aggressive Investors 2 Portfolio.




          /s/ John Montgomery
          President



          /s/ Glen Feagins
          Treasurer

          September 17, 2002